Exhibit 10.3

EXECUTION COPY

WING STOP HOLDING CORPORATION

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made as of April 9, 2010, by and among WING STOP HOLDING CORPORATION, a Georgia corporation (the “Company”), RC II WS LLC, a Georgia limited liability company (the “Majority Shareholder”), and GLEACHER MEZZANINE FUND II, L.P., a Delaware limited partnership (the “Shareholder”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement (as defined below).

BACKGROUND

The Company, WS Merger Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Wingstop Holdings, Inc., a Delaware corporation (“WHI”), and William G. Martin, as Stockholder Representative, have entered into an Agreement and Plan of Merger, dated as of March 24, 2010, as amended pursuant to Amendment No. 1 thereto, dated as of April 9, 2010 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into WHI, and following the Merger, the separate corporate existence of Merger Sub will cease, and WHI will continue as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company, upon the terms and subject to the conditions set forth in the Merger Agreement.

The Shareholder will acquire shares of the Company’s common stock, par value $0.01 per share (“Common Stock”; together with any other shares of the Company’s capital stock or otherwise owned by such Shareholder, collectively the “Shares”), subject to the terms and conditions set forth in this Agreement, and the execution and delivery of this Agreement is a condition to the Shareholder’s purchase of such shares.

In contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Drag-Along Rights.

(a) In connection with a Sale of the Company (as defined below), the Company and the Majority Shareholder shall have the right to require the Shareholder (i) to agree to and to sell all of the Shares and any rights to acquire shares of Common Stock that the Shareholder may own; provided, that if the Majority Shareholder does not sell all of the shares of Common Stock held by the Majority Shareholder, the Shareholder shall only be required to sell a Pro Rata Portion of the Shareholder’s Shares and rights to acquire such Shares, in each case, on the same terms and conditions as the Majority Shareholder proposes to sell any shares of Common Stock in such Sale of the Company, as reflected in a written notice provided to the Shareholder by the Majority Shareholder at least five (5) days prior to such Sale of the Company, and (ii) as a shareholder of the Company, to vote (in person, by proxy or by action by written consent, as applicable) all Shares owned or over which such Shareholder otherwise exercises voting power, in favor of, consent to and adopt, such Sale of the Company proposed or endorsed by the Majority Shareholder in writing and approved by the Board of Directors of the Company (the “Board”). For the purposes of this Agreement, “Pro Rata Portion” means the number of shares of the Common Stock to be sold in the transaction, multiplied by a fraction (such fraction, the Shareholder’s “Pro Rata Share”), the numerator of which is the number of Shares owned by the Shareholder (including rights to acquire Shares), and the denominator of which is the total number of shares of Common Stock issued and outstanding (including any shares of Common Stock issuable by the Company upon exercise of options, warrants or other rights to acquire shares of Common Stock, and shares of Common Stock issuable upon conversion of convertible securities). “Sale of the Company” means (i) the merger, share exchange, reorganization or consolidation involving the Company or any subsidiary or subsidiaries of the Company which constitutes the sale of all or substantially all of the assets of the business of the Company and its subsidiaries taken as a whole in which the Company’s shareholders holding the right to vote with respect to matters generally (the “Company’s Voting Power”) immediately preceding such merger, share exchange, reorganization or consolidation (solely by virtue of their shares or other securities of the Company or such subsidiaries) own less than fifty percent (50%) of the voting interests of the surviving corporation, (ii) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, whether pursuant to a single transaction or a series of related transactions or plan, or (iii) the sale or transfer, whether in a single transaction or pursuant to a series of related transactions, of the capital stock of the Company such that the Company’s shareholders holding the Company’s Voting Power immediately prior to such sale or transfer or series of transfers cease to hold a majority of the Company’s Voting Power after such sale or transfer or series of transfers.

(b) The obligations of the Shareholder under this Section are subject to the condition that, upon the consummation of such transaction, all of the holders of Common Stock will receive the same amount of consideration per share in respect of such shares as the other holders of the Common Stock. In any such transaction, the Shareholder’s Shares will be subject to the same terms and conditions applicable to the shares of the Majority Shareholder, including any representations and warranties, indemnification obligations, escrows and holdbacks, provided that, in any such transaction, (i) the Shareholder’s liability for indemnification obligations with respect to representations, warranties and covenants of the Company shall be several and limited to the Shareholder’s Pro Rata Share of such indemnification obligations, and (ii) the Shareholder’s liability with respect to all indemnification obligations shall in no event exceed the amount of consideration otherwise payable to the Shareholder. In connection with any such transaction and subject to the immediately preceding sentences, the Shareholder will execute any agreements, certificates, or other instruments required in connection with the transaction, including a purchase agreement and other related agreements on the same terms as the Majority Shareholder. The Shareholder will bear its Pro Rata Share of expenses incurred in connection with the proposed transaction.

2. Tag-Along Rights.

(a) If the Majority Shareholder (or any Affiliate of the Majority Shareholder) intends to Transfer (as defined in Section 3 of this Agreement) any of its shares of Common

Stock, the Company shall notify the Shareholder in writing of such proposed Transfer and its terms and conditions, including (i) the number of shares of Common Stock to be Transferred (the “Offered Shares”), (ii) the price and terms, if any, for which the Majority Shareholder proposes to Transfer the Offered Shares, and (iii) the name and address of the proposed purchaser or transferee and that such purchaser or transferee is committed to acquire the Offered Shares on the stated price and terms (“Offering Notice”). Within ten (10) days after the date of the Offering Notice, the Shareholder shall notify the Company in writing (the “Co-Sale Notice”) if the Shareholder elects to participate in such Transfer, and if so delivered, the Co-Sale Notice and the Shareholder’s election to participate in such Transfer will be irrevocable.

(b) Upon delivering a Co-Sale Notice within the 10-day period referred to in paragraph (a) above, the Shareholder shall have the right to sell, at the same price and on the same terms as the Majority Shareholder, a number of shares of Common Stock (the “Tag-Along Shares”) equal to the total number of Offered Shares multiplied by the Shareholder’s Pro Rata Share, provided that the Shareholder’s liability for indemnification obligations with respect to such transaction shall be several, limited to the Shareholder’s pro rata portion of the total indemnification obligations with respect to such transaction, based on the relative proportion of the Tag-Along Shares to the total number of shares of Common Stock transferred or proposed to be transferred in such transaction, and shall in no event exceed the amount of consideration otherwise payable to the Shareholder in such transaction.

(c) Nothing contained in this Section shall in any way limit or restrict the Majority Shareholder’s ability to amend, modify or terminate any agreement with a third party with respect to any Transfer of the Offered Shares, and the Majority Shareholder shall have no liability to the Shareholder with respect to such amendment, modification or termination.

(d) If no Co-Sale Notice is received during the 10-day period referred to in paragraph (a) above (or if the Co-Sale Notice does not cover all of the shares proposed to be Transferred), then the Majority Shareholder shall have the right to Transfer the Offered Shares (or the remaining shares) on terms and conditions no more favorable than those stated in the Offering Notice.

(e) The Shareholder shall pay its pro rata portion of the transaction expenses associated with any Transfer of the Tag-Along Shares, based on the relative proportion of the Tag-Along Shares to the total number of shares of Common Stock transferred or proposed to be transferred in such transaction.

(f) The provisions of this Section 2 will not apply to any sale of shares by the Majority Shareholder in connection with the initial public offering of the Company’s stock, so long as the Shareholder is entitled to participate in such offering pursuant to Section 7 hereof. The provisions of this Section 2 will not apply to Transfers by the Majority Shareholder to its Affiliates (as defined below), so long as the transferee Affiliate agrees to be bound by the terms of this Agreement.

3. Restriction on Transfer. The Shareholder may not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of (including transfer by operation of law) (“Transfer”) all or any Shares the Shareholder currently owns or hereafter acquires, without the prior written consent of the Board; provided, that the Shareholder will be permitted to Transfer Shares, without the prior written consent of the Board, (i) pursuant to Section 1 or Section 2 of this Agreement, and (ii) to an Affiliate of the Shareholder (so long as such transferee Affiliate executes a counterpart to this Agreement and agrees to be bound by the terms hereof). The Shareholder will execute (or cause to be executed) any documentation required by the Board in connection with any such Transfer, including a general release by the Shareholder of claims against the Company and its Affiliates arising from Shareholder’s ownership of the Shares and an agreement by the transferee to be bound by the provisions of this Agreement. Any purported Transfer that is not in compliance with this Section 3 will be null and void. For the purposes of this Agreement, (a) the term “Affiliate” means, with respect to any Person, any other Person (other than the Company or any Subsidiary) that directly or indirectly Controls, is Controlled by, or is under common Control with such Person, and in the case of a limited partnership, the limited partners of such Person and, in the case of a corporation, each shareholder of such Person, and (b) the term “Control” (“including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or affairs of a Person, whether through ownership of voting securities, by contract or otherwise, as executor, trustee or otherwise.

4. Stock Certificate Legends. The share certificates evidencing the Shares shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER, ENCUMBRANCE, PLEDGE, ASSIGNMENT OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS AND RESTRICTIONS SPECIFIED IN A SHAREHOLDER AGREEMENT, DATED AS OF APRIL 9, 2010, BY AND BETWEEN THE COMPANY AND THE SHAREHOLDER, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS AND RESTRICTIONS HAVE BEEN FULFILLED OR LIFTED WITH RESPECT TO SUCH TRANSFER. A COPY OF THE CONDITIONS OR AGREEMENTS REFERENCED ABOVE MAY BE OBTAINED BY THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

5. Market Stand-Off Agreement. The Shareholder hereby agrees, if so requested by the managing underwriters or the Company in connection with an initial public offering of the Company’s stock, to sign the form of agreement agreed to by the Company and the managing underwriters, which provides that, without the prior written consent of such managing underwriters, the Shareholder will not offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of, assign any legal or beneficial interest in or make a distribution of any capital stock of the Company held by or on behalf of the Shareholder or beneficially owned by Shareholder in accordance with the rules and regulations of the Securities and Exchange Commission for a period of up to 180 days after the date of the final prospectus relating to the Company’s initial public offering.

6. Tax Consequences. The Shareholder has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Shareholder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Shareholder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of its investment or the transactions contemplated by this Agreement.

7. Piggyback Registration Rights.

(a) If the Company (or any of its subsidiaries) shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than (x) a registration relating solely to employee benefit plans, or (y) a registration relating to a corporate reorganization or other transaction under Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), then the Company (or its subsidiary, as applicable) will:

(i) promptly give to the Shareholder written notice thereof in accordance with Section 12(b); and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance) and in any underwriting involved therein, that number of the Shares specified in a written request or requests made by the Shareholder and received by the Company (or its subsidiary, as applicable) within twenty (20) days after the written notice from the Company (or its subsidiary, as applicable) described in clause (i) above is mailed or delivered by the Company (or its subsidiary, as applicable) in accordance with Section 12(b). Such written request may specify all or a part of the Shareholder’s Shares be included in the registration described in the notice.

(b) If the registration of which the Company (or its subsidiary, as applicable) gives notice is for a registered public offering involving an underwriting, the Company (or its subsidiary, as applicable) shall so advise the Shareholder as a part of the written notice given pursuant to Section 7(a). In such event, the right of the Shareholder to registration pursuant to this Section 7 shall be conditioned upon the Shareholder’s participation in such underwriting and the inclusion of the Shares in the underwriting to the extent provided herein. If the Shareholder proposes to distribute securities through such underwriting, the Shareholder shall (together with the Company (or its subsidiary, as applicable) and any other stockholders registering securities) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company (or its subsidiary, as applicable).

(c) The Company (or its subsidiary, as applicable) shall bear all registration expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 7.

(d) If the Company registers any of its securities, the Company agrees to indemnify and hold harmless the Shareholder, the beneficial owners, officers and directors of the Shareholder, and each Person, if any, who controls the Shareholder within the meaning of Section 15 of the Securities Act against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to which the Shareholder, or any beneficial owner, officer, director or controlling Person may become subject under the Securities Act or otherwise that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus of the Company or any amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) If the Company registers any securities of the Shareholder, the Shareholder agrees to indemnify and hold harmless the Company, and each of its respective directors and officers, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, to the same extent as the indemnity contained in Section 7(d), but only insofar as such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in a registration statement or prospectus of the Company or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by the Shareholder expressly for use therein; provided, that any liability of the Shareholder pursuant to this Section 7(e) shall not exceed the net proceeds received by the Shareholder in connection with such registration.

(f) Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party (i) shall not relieve it from any liability which it may have under the indemnity agreement provided in Section 7(d) or (e) above, unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party materially prejudices the indemnifying party or results in the forfeiture by the indemnifying party of substantial rights and defenses, and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided under Section 7(d) or (e) above. After receipt of such notice, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, jointly with any other indemnifying party so notified, to assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by such indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld; provided, however, that, if the defendants in any such action or proceeding include both the indemnified party and the indemnifying party and the indemnified party reasonably determines, upon advice of counsel, that a conflict of interest exists or that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, then the indemnified party shall be entitled to separate counsel (which shall be limited to a single law firm), the reasonable fees and expenses of which shall be paid by the indemnifying party. If the indemnifying party does not assume the defense of any such action or proceeding, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party will pay the reasonable fees and expenses of counsel (which shall be limited to a single law firm) for the indemnified party. In such event, however, the indemnifying party will not be liable for any settlement effected without the written consent of such indemnifying party. If the indemnifying party assumes the defense of any such action or proceeding in accordance with this paragraph, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action or proceeding, except as set forth in the proviso in the second sentence of this Section 7(f).

(g) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 7 is for any reason held to be unenforceable although applicable in accordance with its terms, the Company and the Shareholder shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company and the Shareholder, in such proportion as is appropriate to reflect the relative fault of and benefits to the Company on the one hand and the Shareholder on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits to the indemnifying party and indemnified parties shall be determined by reference to, among other things, the total proceeds received by the indemnifying party and indemnified parties in connection with the offering to which such losses, claims, damages, liabilities or expenses relate. The relative fault of the indemnifying party and indemnified parties shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or the indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(h) Notwithstanding any other provision of this Section 7, if a registered public offering of the Company’s securities involves an underwriting, and if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may limit the number of securities to be included in the registration and the underwriting. The Company shall so advise the Shareholder, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated as follows: (i) first, to the Company for securities being sold for its own account, and (ii) second, to the holders of shares of the Company’s preferred stock holding superior registration rights to the holders of the Company’s Common Stock (if any), and (iii) finally, to the Shareholder and other holders of Common Stock, based on the proportion of the number of Shares requested by the Shareholder to be included in the registration to the aggregate number of shares of Common Stock requested to be included in the registration held by all holders of Common Stock of the Company (including the Shareholder).

(i) If the Shareholder has requested inclusion in an underwritten registration of the Company’s securities and does not agree to the terms of any such underwriting, the Shareholder may be excluded therefrom by written notice from the Company or the underwriter. The Shares so excluded shall also be withdrawn from such registration.

8. Preemptive Rights.

(a) Subject to the provisions of this Section 8, if the Company issues any Equity Securities (other than Exempt Securities) subsequent to the Closing Date, it will notify Shareholder in writing (the “Preemptive Notice”). The Shareholder will have five (5) days from its receipt of the Preemptive Notice, time being of the essence, to notify the Company in writing of the Shareholder’s election to purchase from the Company, such number of Equity Securities equal to (i) that number of such Equity Securities proposed to be issued by the Company, multiplied by (ii) the Shareholder’s Pro Rata Share, at a price or prices and on other terms not less favorable to Shareholder than the price or prices and other terms at which such Equity Securities are proposed to be issued by the Company.

(b) The Company will provide written notice to the Shareholder setting forth the time within, and the price and other terms and conditions upon which, the Shareholder may purchase such Equity Securities. Any Equity Securities which the Company proposes to issue or sell of which the Shareholder does not purchase its respective share pursuant to this Section 9, may be issued or sold by the Company within 180 days after the expiration of the period during which the Shareholder had the preemptive right to purchase such shares, but the Company will not sell or issue any such Equity Securities after such 180-day period without renewed compliance with this Section 8.

(c) “Equity Securities” means shares of Common Stock, options, warrants and other equity securities of the Company, including any options, warrants, convertible securities or other rights to acquire or participate with shares of Common Stock.

(d) “Exempt Securities” means Equity Securities issued (i) to employees, officers, board members or consultants of the Company or any of its subsidiaries, or to any entity or individual other than the Majority Shareholder, (ii) in an underwritten public offering, (iii) upon conversion or exercise of Equity Securities not issued in contravention of this Agreement, (iv) as consideration in any bona fide acquisition of another business or any joint venture, licensing, marketing or other business arrangement, (v) to the lenders (or their Affiliates) in any bona fide debt financing as an “equity kicker” or similar equity incentive, or (vi) pursuant to any split of, or stock dividend on, the Common Stock.

9. Basic Financial Information. The Company will furnish the following reports to the Shareholder:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, (i) a consolidated balance sheet of the Company as at the end of such fiscal year, and consolidated statements of operation and cash flows of the Company for such year, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, (ii) an independent certified audit by a nationally recognized firm of independent public accountants, and (iii) a comparison to the Company’s operating plan for such year prepared by the Company.

(b) As soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty five (45) days thereafter, a consolidated balance sheet of the Company as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company for such period and for the current fiscal year to date, setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s operating plan then in effect, subject to changes resulting from normal year-end adjustments. Such financial statements are not required to contain the notes required by generally accepted accounting principles.

(c) The Shareholder agrees to hold, and to cause the Shareholder’s officers, directors, employees and agents to hold, in confidence any and all confidential or proprietary information of the Company provided to, or learned by, the Shareholder in connection with the Shareholder’s rights under this Agreement (“Confidential Information”). The Shareholder further agrees not to use (and to cause such other persons and entities not to use) any Confidential Information for any purpose other than monitoring and evaluating the Shareholder’s investment in the Company or in connection with the on-going business relationship between the

Company and the Shareholder. The Shareholder will communicate all information that it is provided or that it otherwise learns in connection with the Shareholder’s rights under this Agreement to the Shareholder’s Affiliates, officers, directors, employees and agents, strictly on an as-needed basis. The Shareholder agrees to act, and to cause the Shareholder’s Affiliates, officers, directors, employees and agents to act, in accordance with this Agreement with respect to any such information that is Confidential Information and agrees to be responsible for any breach of this Agreement by any other person that receives information from the Shareholder. For the purposes of this Agreement, Confidential Information will not include information which (i) has or becomes generally known to the public without the Shareholder’s breach of this Agreement; (ii) the Shareholder rightfully receives without obligation of confidence from a third party who has the right to disclose it; (iii) the Shareholder can demonstrate to have had rightfully in its possession prior to disclosure by the Company; or (iv) is required to be disclosed by any judicial or governmental request, requirement or order; provided that the Shareholder must give the Company sufficient prior notice of such request, requirement or order in order to permit the Company to contest such request, requirement or order.

(d) The rights provided in this Section 9 will terminate and be of no further force or effect upon the earlier of: (i) the date on which the Shareholder or its Affiliates no longer own at least 50% of the Shares acquired by Shareholder on the date of this Agreement; (ii) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act in connection with a firm commitment underwritten offering of its securities to the public; (iii) the consummation of a Sale of the Company; or (iv) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended. Except with respect to trade secrets, as to which the confidentiality and non-use provisions of this Agreement shall survive for so long as they remain trade secrets, the confidentiality and non-use provisions of this Agreement shall survive for so long as such information is confidential or proprietary but in no event more than three years after any such termination.

10. Effective Date; Term/Termination. This Agreement may be terminated upon the written consent of all of the parties hereto. Further, the parties agree that this Agreement shall only become effective as of the Closing. This Agreement, other than Section 5, Section 7, Section 9(c) and Section 9(d) will terminate upon the earlier of the closing of (a) the Company’s initial public offering and (b) a Sale of the Company.

11. General Provisions.

(a) This Agreement shall be governed by the laws of the State of Georgia. This Agreement represents the entire agreement between the parties with respect to the ownership of the Shares by the Shareholder and may only be modified or amended in writing signed by the Company, the Majority Shareholder and the Shareholder.

(b) Any notice, demand or request required or permitted to be given by either the Company or the Shareholder pursuant to the terms of this Agreement must be in writing and shall be deemed given when delivered, whether in person, by overnight courier or by delivery in the U.S. mail, by certified mail, postage prepaid with return receipt requested, and addressed (in each case) to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing, provided that such notice may be supplemented by e-mail sent to the address of a party specified below (or such other e-mail address as a party may provide to the other party).

(c) The rights and benefits of the Company under this Agreement shall be transferable to any successor of the Company (other than in connection with a Sale of the Company in which case this Agreement shall terminate in accordance with Section 10), and all covenants and agreements under this Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors. Except as set forth in Section 3, the rights and obligations of the Shareholder under this Agreement may only be assigned with the prior written consent of the Board, and any purported transfer otherwise shall be null and void.

(d) Any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted all parties under this Agreement are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(e) The Shareholder agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(f) The Shareholder has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

(g) As used in this Agreement, the word “including” means “including, without limitation.”

[signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

WING STOP HOLDING CORPORATION

By:	/s/ Stephen D. Aronson
Name:	Stephen D. Aronson
Title:	Vice President

Address:

c/o Roark Capital Management
1180 Peachtree Street, Suite 2500
Atlanta, Georgia 30309
Attention: Stephen D. Aronson
Email: saronson@roarkcapital.com
Facsimile: (404) 591-5201

MAJORITY SHAREHOLDER

RC II WS LLC

By:	/s/ Stephen D. Aronson
Name:	Stephen D. Aronson
Title:	Vice President

Address:

c/o Roark Capital Management
1180 Peachtree Street, Suite 2500
Atlanta, Georgia 30309
Attention: Stephen D. Aronson
Email: saronson@roarkcapital.com
Facsimile: (404) 591-5201

SHAREHOLDER

GLEACHER MEZZANINE FUND II, L.P.

By:	Gleacher Mezzanine II G.P., L.P., its general partner

By:	Gleacher Mezzanine II G.P., LLC, its general partner

By:	/s/ Phillip Krall
Name:	Phillip Krall
Title:	Managing Member

Address:

c/o Arrowhead Mezzanine LLC
55 Railroad Avenue
Greenwich, CT 06830
Attn: Phillip Krall
Email: pkrall@arrowmezz.com
Fax: (203) 295-3771 with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
2020 K Street, N.W.
Washington, DC 20006
Attn: T. Malcolm Sandilands
Email: malcolm.sandilands@bingham.com
Fax: (202) 373-6001